Exhibit 5.1

Mayer Brown LLP 700 Louisiana Street Suite 3400 Houston, Texas 77002-2730 Main Tel +1 713 238 3000 Main Fax +1 713 238 4888 www.mayerbrown.com

March 3, 2015
Noble Energy, Inc. 1001 Noble Energy Way Houston, Texas 77070 Ladies and Gentlemen:
We have acted as special counsel to Noble Energy, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with (i) the offering and sale (the “Offering”) by the Company of an aggregate of 21,000,000 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”). The Shares are being sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated as of February 26, 2015, between (i) the Company and (ii) Goldman Sachs & Co and J.P Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), and (ii) the filing of the Registration Statement on Form S-3 (Registration No. 333-186497) (the “Registration Statement”), and the Prospectus dated February 7, 2013 included therein (the “Base Prospectus”) by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Shares are registered. On February 27, 2015, the Company filed with the SEC a Prospectus Supplement dated February 26, 2015 (the “Prospectus Supplement”) pursuant to Rule 424(b)(5) promulgated under the Act.
In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Base Prospectus, (ii) the Prospectus Supplement, (iii) the Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”), (iv) the Bylaws of the Company, as amended through the date hereof, (v) the Underwriting Agreement, (vi) certain resolutions adopted (a) by the Board of Directors of the Company by unanimous written consent on February 24, 2015 and (b) by the Pricing Committee of the Board of Directors at a meeting of such committee on February 26, 2015 with respect to the authorization of the issuance and sale of the Shares and related matters, (vii) cross receipts delivered by the Company and the Underwriters upon the closing of the Offering and (viii) such other certificates, statutes and instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.
During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that the Shares have been and will be issued and sold in the manner stated in the Prospectus Supplement, the Base Prospectus and the Underwriting Agreement. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and, for the purposes of this opinion letter, we have assumed that any future, similar or other required proceedings will be timely completed in the manner presently contemplated.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Noble Energy, Inc.
March 3, 2015

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Shares have been issued and sold by the Company against payment therefor in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.
This opinion is limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.
Respectfully submitted,
/s/ Mayer Brown LLP